Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-132933 of Duke Energy Corporation on Form S-8 of our report relating to the financial statements and supplemental schedule of the Duke Energy Retirement Savings Plan dated June 17, 2011, appearing in this Annual Report on Form 11-K for the year ended December 31, 2010.

/s/ McCONNELL & JONES LLP
Houston, Texas
June 17, 2011